Exhibit 99

Contact:	610-337-7000	For Immediate Release:
	Robert W. Krick, ext. 13645	November 10, 2010
Hugh J. Gallagher, ext. 11029
Brenda A. Blake, ext. 13202
AmeriGas Partners Reports Fiscal 2010 Results
VALLEY FORGE, Pa., November 10 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE:APU), reported net income attributable to AmeriGas Partners for the fiscal year ended September 30, 2010 of $165.2 million, or $2.80 per limited partner unit, compared to $224.6 million, or $3.59 per limited partner unit for the fiscal year ended September 30, 2009. As previously reported, net income attributable to AmeriGas Partners for fiscal 2010 includes the effects of a $12.2 million loss related to the termination of interest rate protection agreements and a $7.0 million litigation reserve recorded in the fourth quarter of fiscal 2010. Net income attributable to AmeriGas Partners for fiscal 2009 included the effect of a $39.9 million gain from the sale of a propane storage terminal.
The Partnership’s adjusted earnings before interest expense, income taxes, and depreciation and amortization (Adjusted EBITDA) was $340.2 million for fiscal 2010 compared with $341.5 million in fiscal 2009. Fiscal 2010 Adjusted EBITDA excludes the impact of the loss related to the termination of interest rate protection agreements and the litigation reserve and fiscal 2009 Adjusted EBITDA excludes the gain on the sale of the terminal.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “I am pleased to report results that are in line with our expectations for the year. These results, coupled with the 5% distribution increase we announced in April, underscore our confidence that effective execution of our operating strategy will continue to generate superior returns for investors over the long-term.” AmeriGas previously reported that it expects earnings in the range of $189 million to $199 million and EBITDA in the range of $345 million to $355 million in fiscal 2011, assuming normal weather.
For the fiscal year ended September 30, 2010, retail volumes sold decreased to 893.4 million gallons from 928.2 million gallons in the prior-year period, primarily reflecting the lingering effects of the recession and customer conservation. Weather nationally during fiscal 2010 was 2.2% warmer than normal and slightly cooler than the prior-year period, according to the National Oceanic and Atmospheric Administration. Revenues increased to $2.32 billion versus $2.26 billion a year ago reflecting higher average selling prices associated with higher commodity prices partially offset by lower volumes sold.
Total margin decreased $18.3 million from the prior-year period due to lower volumes sold partially offset by slightly higher average unit margins. Operating income decreased $64.7 million, reflecting the absence of the gain on the terminal sale recorded in the prior year, the lower total margin and the loss on the termination of the interest rate protection agreements partially offset by lower operating and administrative expenses.
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AmeriGas Partners Reports Fiscal 2010 Results	Page 2
For the fourth quarter of fiscal 2010, the Partnership recorded a seasonal net loss attributable to AmeriGas Partners of $40.9 million, or $0.73 per limited partner unit, compared to a seasonal loss of $33.6 million, or $0.59 per limited partner unit, for the prior-year period. The seasonal net loss for the fourth quarter of fiscal 2010 includes the effect of the $7.0 million litigation reserve. Retail volumes sold in the quarter were 146.7 million gallons, virtually unchanged from the prior-year period. Revenues increased to $381.0 million from $337.0 million, reflecting higher average selling prices associated with higher commodity prices.
Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure for fiscal 2010 and fiscal 2009 provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership in fiscal 2010. This measure is not comparable to measures used by other entities and should only be considered in conjunction with income per limited partner unit.
AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 locations. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.
AmeriGas Partners, L.P. will hold a live Internet audio webcast of its conference call to discuss fiscal 2010 earnings and other current activities at 4:00 PM ET on Wednesday, November 10, 2010. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website; http://www.amerigas.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on November 10 through midnight Friday, November 12. The replay may be accessed at 1-800-642-1687, passcode 67804318 and International access 1-706-645-9291, passcode 67804318.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and the timing and success of our acquisitions and investments to grow our business. The partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-13	###	11/10/10

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues:
Propane	$342,564	$299,927	$2,158,800	$2,091,890
Other	38,469	37,050	161,542	168,205

	381,033	336,977	2,320,342	2,260,095

Costs and expenses:
Cost of sales — propane	215,228	172,468	1,340,615	1,254,332
Cost of sales — other	14,687	14,234	54,456	62,172
Operating and administrative expenses	158,096	149,255	609,710	615,152
Depreciation	20,026	19,808	79,679	78,528
Amortization	2,268	1,303	7,721	5,260
Gain on sale of California storage facility	—	—	—	(39,887)
Other income, net	(3,955)	(3,424)	(7,704)	(16,005)

	406,350	353,644	2,084,477	1,959,552

Operating (loss) income	(25,317)	(16,667)	235,865	300,543
Interest expense	(14,922)	(16,639)	(65,106)	(70,340)

(Loss) income before income taxes	(40,239)	(33,306)	170,759	230,203
Income taxes	(887)	(512)	(3,265)	(2,593)

Net (loss) income	(41,126)	(33,818)	167,494	227,610
Less: net loss (income) attributable to noncontrolling interests	269	188	(2,281)	(2,967)

Net (loss) income attributable to AmeriGas Partners, L.P.	$(40,857)	$(33,630)	$165,213	$224,643

General partner’s interest in net (loss) income attributable to AmeriGas Partners, L.P.	$543	$2,977	$4,691	$6,737

Limited partners’ interest in net (loss) income attributable to AmeriGas Partners, L.P.	$(41,400)	$(36,607)	$160,522	$217,906

(Loss) income per limited partner unit (a)
Basic	$(0.73)	$(0.59)	$2.80	$3.59

Diluted	$(0.73)	$(0.59)	$2.80	$3.59

Average limited partner units outstanding:
Basic	57,090	57,046	57,076	57,038

Diluted	57,090	57,046	57,123	57,082

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	146.7	147.1	893.4	928.2
EBITDA (b)	$(2,754)	$4,632	$320,984	$381,364
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$13,215	$11,632	$41,084	$37,512
Growth capital expenditures	$10,159	$9,686	$42,086	$41,227

(a)
(Loss) income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. On October 1, 2009, the Partnership adopted new accounting guidance regarding this method. The adoption requires retrospective application to all periods presented and decreased the previously reported (loss) per limited partner unit for the three months ended September 30, 2009 by $0.05. All other prior year periods are unaffected. Refer to Notes 2 and 3 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

(b)
Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net (loss) income attributable to AmeriGas Partners, L.P (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

(continued)

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P for the relevant years.

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the GAAP requirement to provide profitability information about its domestic propane segment. EBITDA in the twelve months ended September 30, 2010 includes a $12,193 pre-tax loss on discontinuance of hedge accounting for interest rate protection agreements and a $7,000 pre-tax loss associated with an increase in litigation reserves. EBITDA in the twelve months ended September 30, 2009 includes a $39,887 pre-tax gain from the sale of the Partnership’s California storage facility.

The following table includes reconciliations of net (loss) income attributable to AmeriGas Partners, L.P to EBITDA and Adjusted EBITDA for all periods presented:

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net (loss) income attributable to AmeriGas Partners, L.P	$(40,857)	$(33,630)	$165,213	$224,643
Income taxes	887	512	3,265	2,593
Interest expense	14,922	16,639	65,106	70,340
Depreciation	20,026	19,808	79,679	78,528
Amortization	2,268	1,303	7,721	5,260

EBITDA	$(2,754)	$4,632	$320,984	$381,364
Gain on sale of California storage facility	—	—	—	(39,887)
Loss on interest rate hedges	—	—	12,193	—
Litigation reserve	7,000	—	7,000	—

Adjusted EBITDA	$4,246	$4,632	$340,177	$341,477

The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal year ending September 30, 2011:

Forecast
Fiscal
Year
Ending
September 30,
2011
Net income (estimate)	$194,000
Interest expense (estimate)	60,000
Income tax expense (estimate)	3,000
Depreciation (estimate)	82,000
Amortization (estimate)	11,000

EBITDA	$350,000

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